Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Relations Contact: Ann Nishida, Hawaiian Telcom (808) 546-1888

For Immediate Release

Hawaiian Telcom Reports Second Quarter 2007 Results

HONOLULU (Tuesday, August 14, 2007) — Hawaiian Telcom Communications, Inc. today reported financial results for its second quarter 2007.  Quarterly highlights for the Company include:

•      The successful closing of a $1 billion amended and restated senior secured credit facility, which strengthens the Company’s capital structure and liquidity.

•      The transition of systems management responsibilities to Accenture was completed on schedule in May, and is providing the Company with a higher level of focus on the stabilization of its core back office systems and the introduction of new products and services.

•      Operating revenue from continuing operations was $121.4 million, which resulted in Adjusted EBITDA from continuing operations (as defined herein) of $42.3 million.

•      The Company’s myChoiceSM bundles continued to demonstrate solid performance with 5,900 bundles added in the quarter, increasing penetration to 5 percent of primary residential access lines.

“We have made significant progress in further developing the Company in the second quarter, but there are systems transition-related challenges we continue to face that we are working hard to overcome,” said Michael Ruley, Hawaiian Telcom’s chief executive officer.  “We improved our financial strength with the successful closing of our $1 billion credit facility, the stability of our back office systems continues to improve as a result of our collaboration with Accenture, and the sale of our directories publishing business is proceeding as scheduled and we hope to close in 2007, which will allow us to significantly reduce leverage and further improve our liquidity position.  Our continued progress is not fully reflected in our financial results, but we believe we have taken the steps needed to improve the business, so we can drive improved future results and deliver better service and value to our customers.”

Second Quarter 2007 Results

Revenues

Second quarter consolidated revenue from continuing operations was $121.4 million, 5.0 percent lower than that of the previous year’s second quarter, driven principally by the decline in switched access lines and a higher than anticipated level of billing adjustments.

Local services revenue was $53.1 million, down 8.4 percent from the previous year’s second quarter, primarily due to a 7.3 percent year-over-year decline in total access lines.

Second quarter network access services revenue was $34.5 million, down 10.0 percent from that of the previous year’s second quarter.  Network access revenue decreased primarily as a result of higher levels of billing adjustments in connection with the resolution of various disputes during the second quarter of 2007.

Quarterly revenue from long distance services declined 6.7 percent to $10 million from that of the same period a year ago largely due to the 6.4 percent year-over-year decline in long distance lines.

In the second quarter High-Speed Internet (“HSI”) revenues decreased 14.5 percent from that of the previous year’s second quarter to $8.8 million, primarily due to higher levels of billing credits as well as certain promotional pricing programs.  Second quarter HSI lines ended the period at approximately 91,600 lines, flat versus the same period a year ago.

Operating Expenses

Second quarter operating expenses from continuing operations, exclusive of depreciation and amortization and non-recurring costs, were down 10.5 percent to $79.1 million when compared with $88.3 million in the second quarter of 2006.  The decrease was primarily related to a $4.5 million decrease in employee-related costs due to a 10 percent decline in headcount, as well as a $3.2 million decline in the level of bad debt expense.

Net Income/Adjusted EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles (GAAP), we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA from continuing operations for the second quarter 2007 was $42.3 million.  Adjusted EBITDA was determined as follows (dollars in thousands):

	Three Months Ended	Three Months Ended
	June 30, 2007	June 30, 2006

Net income (loss) from continuing operations	$(37,573)	$(39,837)
Provision (benefit) for income taxes	(3,900)	600
Interest expense, net of interest income	37,230	29,151
Depreciation and amortization	38,009	42,971
EBITDA	33,766	32,885
Transition Costs	8,581	6,577
Adjusted EBITDA from continuing operations	$42,347	$39,462

Cash & Liquidity

At the end of the second quarter, Hawaiian Telcom had drawn $25.0 million under its committed $200 million revolving credit facility, down from $112.0 million at the end of the first quarter.  Of the $200 million revolver commitment, only $90.0 million is currently available to the Company.  At the end of the second quarter, $64.8 million was available subject to covenants and a $0.2 million outstanding letter of credit.

The Company used cash of approximately $20.9 million in the second quarter from operating and investing activities, including payments for the non-recurring costs.  Reported capital expenditures for the second quarter were $26.3 million and $42.4 million year to date.

Conference Call

The Company will host a conference call to discuss its second quarter results at 9:00 a.m. (Hawaii Time), or 3:00 p.m. (Eastern Time) on Thursday, August 16th, 2007.

To access the call, participants should dial (888) 417-7534 (US/Canada), or (706) 679-4222 (International) five minutes prior to the start of the call.  A telephonic replay of the conference call will be available one hour after the conclusion of the call until 11:00 a.m. (Hawaii Time), or 5:00 p.m. (Eastern Time) August 23rd, 2007.  Access the replay by dialing (800) 633-8625 and entering confirmation code 21344524.  Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21344524.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and non-recurring costs not expected to occur regularly in the ordinary course of business.  The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance and make operating decisions as well as for covenant compliance purposes under the senior credit facility.

Forward Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2006. The information contained in this release is as of June 30, 2007. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

# # #

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Operating revenues	$121,404	$127,757	$246,867	$253,791

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	46,660	52,847	91,405	115,197
Selling, general and administrative	40,978	42,025	85,270	85,351
Settlement with BearingPoint	—	—	(45,681)	—
Depreciation and amortization	38,009	42,971	79,757	81,247

Total operating expenses	125,647	137,843	210,751	281,795

Operating income (loss)	(4,243)	(10,086)	36,116	(28,004)

Other income (expense):
Interest expense	(29,591)	(29,299)	(59,275)	(56,348)
Loss on early extinguishment of debt	(7,780)	—	(7,780)	—
Other income and expense, net	141	148	284	212

Total other expense	(37,230)	(29,151)	(66,771)	(56,136)

Loss from continuing operations before provision for income taxes	(41,473)	(39,237)	(30,655)	(84,140)

Provision (benefit) for income taxes	(3,900)	600	(3,300)	1,243

Loss from continuing operations	(37,573)	(39,837)	(27,355)	(85,383)

Income from discontinued operations, net of tax	58,984	7,607	64,303	14,562

Net income (loss)	$21,411	$(32,230)	$36,948	$(70,821)

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in thousands, except per share information)

	June 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$4,694	$4,752
Receivables, net	65,843	100,370
Material and supplies	7,582	9,915
Prepaid expenses	8,262	4,894
Assets held for sale	186,647	—
Deferred income taxes	50,000	—
Other current assets	7,184	7,690
Total current assets	330,212	127,621
Property, plant and equipment, net	793,145	818,172
Deferred financing and other assets	44,403	46,372
Intangible assets, net	515,707	583,220
Goodwill	—	136,779

Total assets	$1,683,467	$1,712,164

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$35,547	$91,690
Accrued expenses	22,606	23,941
Advance billings and customer deposits	15,783	15,540
Current maturities of long-term debt	8,600	26,500
Liabilities associated with assets held for sale	8,000	—
Other current liabilities	6,498	3,764
Total current liabilities	97,034	161,435
Long-term debt	1,376,400	1,380,500
Deferred income taxes	5,400	10,300
Employee benefit obligations	55,508	50,874
Other liabilities	7,784	7,016
Total liabilities	1,542,126	1,610,125

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,270	428,118
Accumulated other comprehensive income	13,838	11,636
Accumulated deficit	(300,767)	(337,715)
Total stockholder’s equity	141,341	102,039

Total liabilities and stockholder’s equity	$1,683,467	$1,712,164

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$36,948	$(70,821)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	82,328	85,629
Deferred income taxes, net	(54,900)	3,000
Employee retirement benefits	4,633	5,621
Provision for uncollectibles	5,273	10,683
Write-down of software costs	18,593	—
Loss on early extinguishment of debt	7,780	—
Changes in operating assets and liabilities:
Receivables	19,777	(29,291)
Material and supplies	2,333	(77)
Other current assets	(3,719)	(2,709)
Accounts payable and accrued expenses	(54,778)	6,835
Other current liabilities	2,736	(2,818)
Other, net	3,638	972
Net cash provided by operating activities	70,642	7,024

Cash flows from investing activities:
Capital expenditures	(42,352)	(66,139)
Net cash used in investing activities	(42,352)	(66,139)

Cash flows from financing activities:
Proceeds from issuance of debt	932,000	241,000
Repayment of debt	(954,000)	(189,500)
Debt issuance costs	(6,348)	—
Net cash provided by (used in) financing activities	(28,348)	51,500

Net change in cash and cash equivalents	(58)	(7,615)
Cash and cash equivalents, beginning of period	4,752	10,321

Cash and cash equivalents, end of period	$4,694	$2,706

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$57,878	$58,509
Income taxes paid	1,350	—